EXHIBIT 99.1

Community West Bancshares Earns $1.4 Million in 4Q18 and $7.4 Million For the Year; Highlighted by Loan Growth; Declares Quarterly Cash Dividend of $0.05 Per Common Share

GOLETA, Calif., Jan. 25, 2019 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (NASDAQ: CWBC), parent company of Community West Bank (Bank), today reported earnings of $1.4 million, or $0.16 per diluted share, for the fourth quarter of 2018 (4Q18), compared to $2.4 million, or $0.27 per diluted share, in 3Q18, and $449,000 or $0.05 per diluted share in 4Q17 following a revaluation of deferred tax assets due to tax reform enacted in 2017.  For the full year 2018, net income was $7.4 million, or $0.88 per diluted share, compared to $4.9 million, or $0.57 per diluted share, in 2017.

“During the fourth quarter, we continued to improve loan originations with solid net interest income and a healthy net interest margin.  Lower corporate tax rates and the ongoing market strength of our three-county footprint contributed to earnings growth in 2018,” stated Martin E. Plourd, President and Chief Executive Officer.  “Our new full-service branch in San Luis Obispo County in Paso Robles, which opened in October 2018, is doing well.  And, as we look to 2019, we will continue to focus on improving profitability.  Lower earnings over prior quarter were largely due to margin compression and expenses associated with the opening of our new office.”

Fourth Quarter 2018 Financial Highlights

  Net income was $1.4 million, or $0.16 per diluted share, in 4Q18, compared to $449,000, or $0.05 per diluted share in 4Q17.
  Core deposits which include non-interest-bearing checking, interest-bearing checking, money market, savings and retail certificates of deposit, were $505.9 million at December 31, 2018, compared to $452.2 million at December 31, 2017, and represent 64.6 % of total deposits.
  Total loans increased $14.5 million to $768.2 million at December 31, 2018, compared to $753.7 million at September 30, 2018, and increased $33.6 million compared to $734.6 million at December 31, 2017.
  Net interest margin for 4Q18 was 3.97%, compared to 4.02% for 3Q18 and 4.26% for 4Q17.
  Book value per common share was $8.92 at December 30, 2018, compared to $9.13 at September 30, 2018, and $8.55 at December 31, 2017.  The December 30, 2018 decrease was largely due to the conversion of the common stock warrants issued as part of the TARP.
  The Bank continues to be well-capitalized per banking regulations with its total capital ratio at 10.82%, its Tier 1 capital ratio at 9.67%, and Tier 1 leverage ratio at 8.57% at December 31, 2018.
  Net nonaccrual loans were $3.4 million at December 31, 2018, compared to $3.8 million at September 30, 2018, and $4.8 million at December 31, 2017.  The Bank had no foreclosed assets at December 31, 2018.

Income Statement

Fourth quarter net interest income was $8.4 million, compared to $8.6 million in 3Q18 and $8.5 million in 4Q17.  For the year, net interest income increased to $33.6 million, compared to $32.7 million in 2017.

Non-interest income was $660,000 in 4Q18, compared to $641,000 in 3Q18 and $703,000 in 4Q17.  For the year, non-interest income was $2.6 million, compared to $2.8 million in 2017.

“Our net interest margin compressed during the fourth quarter due to the current interest rate environment and the flat yield curve,” said Susan C. Thompson, Executive Vice President and Chief Financial Officer.  Fourth quarter net interest margin was 3.97% compared to 4.02% in 3Q18, and 4.26% in 4Q17.  For the year, net interest margin was 4.07% compared to 4.34% in 2017.

Non-interest expenses totaled $6.8 million in 4Q18, compared to $6.4 million in the preceding quarter and $6.2 million in the prior year fourth quarter.  For the year, non-interest expenses totaled $26.0 million, compared to $24.5 million in 2017.  The year over year increase reflects increased salary, employee benefits and occupancy costs as a result of the Bank’s expansion of its Northern and Southern regions.

Balance Sheet

“Total loans increased $14.5 million during the quarter, with solid production in targeted loan types,” said Plourd. Total loans increased to $768.2 million at December 31, 2018, compared to $753.7 million at September 30, 2018, and increased $33.6 million compared to $734.6 million at December 31, 2017.

Commercial real estate loans outstanding (which include SBA 504, construction and land) were up 3.2% from year ago levels to $365.8 million at December 31, 2018 and comprise 47.6% of the total loan portfolio.  Manufactured housing loans were up 10.8% from year ago levels to $247.1 million and represent 32.2% of total loans.  Commercial loans increased 6.3% from year ago levels to $118.5 million and represent 15.4% of the total loan portfolio.

Total deposits were $716.0 million at December 31, 2018, compared to $719.9 million at September 30, 2018, and increased $16.3 million, or 2.3% compared to $699.7 million at December 31, 2017.

Total assets increased $22.6 million, or 2.6%, to $877.3 million at December 31, 2018, compared to $854.7 million at September 30, 2018 and increased $44.0 million, or 5.3%, compared to $833.3 million at December 31, 2017.  Stockholders’ equity improved to $76.2 million at December 31, 2018, compared to $75.6 million at September 30, 2018, and $70.1 million at December 31, 2017.  Book value per common share was $8.92 at December 31, 2018, compared to $9.13 at September 30, 2018, and $8.55 at December 31, 2017.

Credit Quality

“Credit quality improved during the fourth quarter with net nonaccrual loans down to $3.4 million, or 0.39% of total loans, and no foreclosed assets remained on the books,” said Thompson.

Due to the growth in the loan portfolio during the fourth quarter, Community West recorded a $238,000 provision for loan losses in 4Q18. This compares to a credit to the provision for loan losses of $197,000 in 3Q18 and a credit to the provision of $12,000 in 4Q17. The allowance for loan losses was $8.7 million at December 31, 2018, or 1.21% of total loans held for investment, compared to 1.21% at September 30, 2018, and 1.24% a year ago.  Net nonaccrual loans improved to $3.4 million at December 31, 2018, compared to $3.8 million at September 30, 2017, and $4.5 million at December 31, 2017.

At December 31, 2018, net nonaccrual loans consisted of; $2.7 million of commercial loans including commercial agriculture, $229,000 of manufactured housing loans, $198,000 of home equity loans, $147,000 SBA loans, and $102,000 of commercial real estate loans.

There were no other assets acquired through foreclosure as of December 31, 2018, or at September 30, 2018.  This compares to other assets acquired through foreclosure of $372,000 a year ago.

Cash Dividend Declared

The Company’s Board of Directors declared a cash dividend of $0.05 per common share, payable February 28, 2019 to common shareholders of record on February 11, 2019.  The current annualized yield, based on the closing price of CWBC shares of $10.03 on December 31, 2018, was 2.0%.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties.  Community West Bank has eight full-service California branch banking offices in Goleta, Santa Barbara, Santa Maria, Ventura, Westlake Village, San Luis Obispo, Oxnard and Paso Robles.  The principal business activities of the Company are Relationship banking, Manufactured Housing lending and Government Guaranteed lending.

Industry Accolades

In April 2018, Community West was awarded a “Premier” rating by The Findley Reports.  For 50 years, The Findley Reports has been recognizing the financial performance of banking institutions in California and the Western United States.  In making their selections, The Findley Reports focuses on these four ratios: growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017

Interest income
Loans, including fees	$10,582	$10,612	$9,622	$40,865	$36,192
Investment securities and other	459	589	305	1,766	1,199
Total interest income	11,041	11,201	9,927	42,631	37,391
Interest expense
Deposits	2,329	2,222	1,299	7,702	4,283
Other borrowings	358	351	152	1,286	446
Total interest expense	2,687	2,573	1,451	8,988	4,729
Net interest income	8,354	8,628	8,476	33,643	32,662
Provision (credit) for loan losses	238	(197)	(12)	14	411
Net interest income after provision for loan losses	8,116	8,825	8,488	33,629	32,251
Non-interest income
Other loan fees	350	379	301	1,348	1,300
Document processing fees	122	120	128	489	558
Service charges	108	113	132	459	458
Other	80	29	142	332	441
Total non-interest income	660	641	703	2,628	2,757
Non-interest expenses
Salaries and employee benefits	3,991	4,147	4,310	16,329	15,339
Occupancy, net	829	778	777	3,132	2,862
Professional services	425	326	310	1,356	1,069
Data processing	233	201	200	852	725
Depreciation	212	199	166	764	685
FDIC assessment	223	169	203	770	664
Advertising and marketing	198	154	262	685	750
Stock-based compensation	194	81	83	478	537
Other	542	347	(83)	1,673	1,914
Total non-interest expenses	6,847	6,402	6,228	26,039	24,545
Income before provision for income taxes	1,929	3,064	2,963	10,218	10,463
Provision for income taxes	570	695	2,514	2,809	5,548
Net income	$1,359	$2,369	$449	$7,409	$4,915
Earnings per share:
Basic	$0.16	$0.29	$0.05	$0.89	$0.60
Diluted	$0.16	$0.27	$0.05	$0.88	$0.57

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	December 31,	September 30,	December 31,
	2018	2018	2017

Cash and cash equivalents	$2,983	$2,317	$3,651
Time and interest-earning deposits in other financial institutions	53,932	45,436	42,218
Investment securities	32,353	33,421	36,348
Loans:
Commercial	118,518	119,270	111,459
Commercial real estate	365,809	353,136	354,617
SBA	19,077	21,057	26,219
Manufactured housing	247,114	240,010	223,115
Single family real estate	11,261	11,153	10,346
HELOC	6,756	9,446	9,422
Other	(292)	(331)	(569)
Total loans	768,243	753,741	734,609

Loans, net
Held for sale	48,355	50,944	55,094
Held for investment	719,888	702,797	679,515
Less: Allowance for loan losses	(8,691)	(8,519)	(8,420)
Net held for investment	711,197	694,278	671,095
NET LOANS	759,552	745,222	726,189

Other assets	28,471	28,313	24,909

TOTAL ASSETS	$877,291	$854,709	$833,315

Deposits
Non-interest-bearing demand	$108,161	$105,580	$108,500
Interest-bearing demand	270,431	267,046	256,717
Savings	14,641	14,385	14,085
Certificates of deposit ($250,000 or more)	93,439	92,934	81,985
Other certificates of deposit	229,334	239,997	238,397
Total deposits	716,006	719,942	699,684
Other borrowings	75,000	50,000	56,843
Other liabilities	10,134	9,210	6,718
TOTAL LIABILITIES	801,140	779,152	763,245

Stockholders' equity	76,151	75,557	70,070

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
	$877,291	$854,709	$833,315

Shares outstanding	8,533	8,275	8,193

Book value per common share	$8.92	$9.13	$8.55

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)
	Three Months Ended	Three Months Ended	Three Months Ended	Twelve Months Ended
PERFORMANCE MEASURES AND RATIOS	Dec. 31, 2018	Sep. 30, 2018	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2017
Return on average common equity	7.06%	12.57%	2.51%	10.02%	7.16%
Return on average assets	0.63%	1.08%	0.22%	0.88%	0.64%
Efficiency ratio	75.96%	69.07%	68.51%	71.79%	69.47%
Net interest margin	3.97%	4.02%	4.26%	4.07%	4.34%

	Three Months Ended	Three Months Ended	Three Months Ended	Twelve Months Ended
AVERAGE BALANCES	Dec. 31, 2018	Sep. 30, 2018	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2017
Average assets	$852,892	$867,174	$805,105	$842,468	$766,834
Average earning assets	834,259	852,083	789,111	826,292	753,120
Average total loans	764,411	755,146	729,865	751,775	690,658
Average deposits	717,205	734,391	697,500	714,651	664,878
Average common equity	76,334	74,799	71,038	73,906	68,684

EQUITY ANALYSIS	Dec. 31, 2018	Sep. 30, 2018	Dec. 31, 2017
Total common equity	$76,151	$75,557	$70,070
Common stock outstanding	8,533	8,275	8,193

Book value per common share	$8.92	$9.13	$8.55

ASSET QUALITY	Dec. 31, 2018	Sep. 30, 2018	Dec. 31, 2017
Nonaccrual loans, net	$3,378	$3,755	$4,472
Nonaccrual loans, net/total loans	0.44%	0.50%	0.61%
Other assets acquired through foreclosure, net	$-	$-	$372

Nonaccrual loans plus other assets acquired through foreclosure, net	$3,378	$3,755	$4,844
Nonaccrual loans plus other assets acquired through foreclosure, net/total assets	0.39%	0.44%	0.58%
Net loan (recoveries)/charge-offs in the quarter	$66	$(94)	$(120)
Net (recoveries)/charge-offs in the quarter/total loans	0.01%	(0.01%)	(0.02%)

Allowance for loan losses	$8,691	$8,519	$8,420
Plus: Reserve for undisbursed loan commitments	73	80	95
Total allowance for credit losses	$8,764	$8,599	$8,515
Allowance for loan losses/total loans held for investment	1.21%	1.21%	1.24%
Allowance for loan losses/nonaccrual loans, net	257.28%	226.87%	188.28%

Community West Bank *
Tier 1 leverage ratio	8.57%	8.23%	8.83%
Tier 1 capital ratio	9.67%	9.64%	10.10%
Total capital ratio	10.82%	10.79%	11.31%

INTEREST SPREAD ANALYSIS	Dec. 31, 2018	Sep. 30, 2018	Dec. 31, 2017
Yield on total loans	5.49%	5.58%	5.23%
Yield on investments	2.53%	3.77%	2.53%
Yield on interest earning deposits	2.70%	1.54%	0.92%
Yield on earning assets	5.25%	5.22%	4.99%

Cost of interest-bearing deposits	1.52%	1.41%	0.89%
Cost of total deposits	1.29%	1.20%	0.74%
Cost of borrowings	2.87%	2.79%	2.05%
Cost of interest-bearing liabilities	1.63%	1.51%	0.94%

* Capital ratios are preliminary until the Call Report is filed.

Contact:	Susan C. Thompson, EVP & CFO
805.692.5821
www.communitywestbank.com